AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO

QUALIFIED DEFINED CONTRIBUTION PLANS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as a “Qualified Plan Contract” to a trust under a defined contribution plan which meets the requirements of Section 401(a) of the Code. The tax qualified provisions are being added to the Contract to comply with the requirements of the Code.

The tax qualified plan provisions are added to your Contract to comply with the requirements of the Code. The Owner shall comply with the tax qualified plan provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties.

The Effective Date of this Endorsement is your Contract Date.

PART I - DEFINITIONS

SECTION 1.01 ANNUITANT

The following is added at the end of the existing Section:

The Annuitant must be a participant under the Plan.

SECTION 1.12 EMPLOYER

The existing Section is deleted and replaced with the following:

“Employer” means an Employer that has adopted a Plan.

SECTION 1.16 NON-NATURAL OWNER

The last sentence of the existing Section is deleted and replaced with the following:

Ownership of the Contract cannot be changed to an individual, except as provided in Section 5.03; the Contract can be owned only by a Non-Natural Owner which is a trust for a plan qualified under Section 401(a) of the Code.

SECTION 1.17 OWNER

The existing Section is deleted and replaced with the following:

“Owner” means the trust for the Plan named in the Data pages. Individual Owners are not permitted.

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SECTION 1.18 PLAN

The existing Section is deleted and replaced with the following:

“Plan” means a defined contribution plan that is established, maintained and qualified under Section 401(a) of the Code. The Plan is named in the Data pages.

PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.02 LIMITS ON CONTRIBUTIONS

The following is added at the end of the existing Section:

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

This Qualified Plan Contract accepts only transfer contributions from other assets or investments under the existing defined contribution qualified Plan trust. Checks written on accounts held in the name of the Employer instead of the Plan or the trust will not be accepted. We do not accept contributions from the employee participant or contributions directly from the Employer. If the Plan contains a cash or deferred arrangement qualified under Section 401(k) of the Code, no employee after-tax contributions may be made, and no “designated Roth contribution account” is available under this Qualified Plan Contract.

PART V - WITHDRAWALS AND TERMINATION

SECTION 5.02 CONTRACT TERMINATION

The following paragraph is added at the end of the existing Section:

(d)	The Owner directs us to pay out the Cash Value under this Contract.

(e)	The Plan ceases to be a Qualified Plan.

SECTION 5.03 SPECIAL CHANGE OF OWNERSHIP RULES

The following new Section is added at the end of Part V:

If the Owner instructs us that a distribution of this Contract is being made to the Annuitant from the Plan, then the Contract will cease to be a Qualified Plan Contract and will be converted to an individual retirement annuity contract or another appropriate contract according to our rules in effect at the time. The converted Contract will have the same Contract Date as this Contract.

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In connection with this request, the Owner may request that an amount be withdrawn from the Contract prior to the conversion. Any such withdrawal is subject to the provisions of Section 5.01 withdrawals above.

SECTION 5.04 LOANS

The following new Section is added at the end of Part V:

Loans are not available under this Qualified Plan Contract.

PART VI - PAYMENT UPON DEATH

SECTION 6.01 BENEFICIARY

The existing Section is deleted and replaced with the following:

The Owner of this Contract must be the Beneficiary who is to receive any death benefit (“Death Benefit”) payable because of your death. No other Beneficiary may be named while the Annuitant is alive. After the death of the Annuitant but before the Death Benefit is paid, the Owner may instruct us in writing in a form we accept to make the Death Benefit payable to the Annuitant’s beneficiary under the Plan.

Because the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant. For purposes of this Section, “you” or “your” refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.

PART IX - GENERAL PROVISIONS

SECTION 9.05 CHANGE IN OWNER

The existing Section is deleted and replaced with the following:

The Ownership of this Contract cannot be changed, except as follows:

(a) Ownership of this Contract may be transferred to a Non-Natural Owner which is a successor trust for a defined contribution plan qualified under Section 401(a) of the Code; or (b) If this Contract is distributed to an individual as described in Section 5.0,3 this Contract must be changed to another type of contract which can be owned by an individual.

SECTION 9.06 ASSIGNMENTS AND TRANSFERABILITY

The existing Section is deleted and replaced with the following:

This Contract and any amounts payable pursuant to this Contract may not be sold, assigned, pledged, transferred, discounted, commuted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation, except as permitted under applicable law. Any assignment of this Contract shall be void. This restriction does not apply to actions required by a qualified domestic relations order as defined in Section 414(p) of the Code.

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SECTION 9.11 OWNER’S RESPONSIBILITY

The following new Section is added at the end of Part IX:

We will not make any payment under this Contract without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions.

The Owner is responsible for requesting any payments to meet required minimum distribution rules under Section 401(a)(9) of the Code.

SECTION 9.12 PLAN QUALIFICATION

The following new Section is added at the end of Part IX:

A “Qualified Plan” is a plan that meets the requirements for qualification under Section 401(a) of the Code, and is a defined contribution plan. The Owner is to provide evidence satisfactory to us that the Plan meets the requirements of Section 401(a) and is a Qualified Plan. If at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof.

If the Owner gives notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Contract under Part V and pay the Cash Value to the Owner.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel ]

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